Exhibit 10.1

LAND LEASE AGREEMENT WITH PURCHASE OPTION

Sport City Cadiz, S.L.

As Landlord

Nomadar Corp, Sucursal en España

As Tenant

November 17, 2025

Contents

1.	Law applicable to the Agreement	2
2.	Purpose	3
3.	Object and surface	3
4.	Plot segregation	3
5.	Handover of the Plot	3
6.	Lease term	3
7.	Licences and authorisations	5
8.	Construction works	5
9.	Rent	5
10.	Purchase option	6
11.	Tenant’s obligations	8
12.	Insurance	9
13.	Assignment and subleasing	9
14.	Termination events	9
15.	Sale of the Plot	10
16.	Expenses and taxes	10
17.	Notices	11
18.	Confidentiality	11
19.	Amendments	12
20.	Entire agreement	12
21.	Retention of agreement clauses	12
22.	Notarization and registration of the Agreement	12
23.	Applicable law and jurisdiction	13

LAND lease agreement AND PURCHASE OPTION

In [Madrid], on November 17 2025

by and between

(1)	Mr. Joaquín Martín Perles of Spanish nationality, with professional address for this purpose in Campus “El Madrugador”, Ctra. El Portal A-2002, Km. 1,5, El Puerto de Santa María, 11500 and with Spanish National Identification Card number 34.005.384E.

(2)	Mr. Manuel Ignacio Diaz Charlo , of Spanish nationality, with professional address for this purpose in Calle Portugal 2, Pol. Ind. El Trocadero, Puerto Real, 11519 and with Spanish National Identification Card number 34048010Y.

they appear in the following capacities

(1)	Mr/Mrs Manuel Ignacio Diaz Charlo on behalf of the company SPORT CITY CADIZ, S.L. (hereinafter, the Landlord or the Seller) a company incorporated under the laws of Spain, with registered office at Calle Portugal 2, Pol. Ind. El Trocadero, Puerto Real, 11519, registered with the Commercial Registry of Cadiz under volume 2421, sheet CA-59567, page 221 and holder of Spanish Tax ID number B67967661.

Mr/Mrs Manuel Ignacio Diaz Charlo acts in the capacity of CEO, by virtue of Sport City Cadiz S.L.

(2)	Mr. Joaquín Martín Perles on behalf of the company NOMADAR Corp. Sucursal en España (hereinafter, the Tenant or the Optionee), a company incorporated under the laws of Delaware, USA, with registered office at El Puerto de Santa María, registered with Delaware State and holder of Spanish Tax ID number W0308287B.

Mr/Mrs Joaquin Martin Perles acts in the capacity of Chief Communications & IR Officer, by virtue of NOMADAR Corp. Sucursal en España.

The Landlord and Tenant shall be jointly referred to as the Parties.

The Parties recognise in each other sufficient powers and capacity to execute this lease agreement (the Lease Agreement or the Agreement) and to this end

WHEREAS

(A)	The Landlord is the owner of a plot of land, located at Puerto de Santa María, Spain (the Plot) and with the following description and details:

Description: plot of land located in the area known as VEGA DE LOS PÉREZ at “El Puerto de Santa María”, identified as plot 89 in Polígono 11, with a registered area of twenty-nine hectares, fourteen areas, and thirty-three square meters (291,433 sqm).

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Ownership title: the Landlord is the owner of the Plot by virtue of a sale and purchase deed granted before the Notary Public of Cádiz, Mr. Ignacio José Padil Gómez Torrente, on 24 June 2024, under number 2,400 of his official records.

Registration: registered within the Land Registry number 4 of Puerto de Santa María, book 194, volume 2085, sheet 110, registry unit 7,847.

Charges and encumbrances: the Plot is free of charges and/or encumbrances, mortgages, tenants and/or operators, without limitations or restrictions of a dispositive nature and, in general, of any rights in favour of third parties.

Cadastral reference: 11027A011000890000FG.

Attached as Schedule 1 to the Lease Agreement is a surface plan which includes the boundaries of the Plot, the cadastral excerpt and the Land Registry information of the Plot.

(B)	The Plot has a rural consideration (finca rústica) under the existing urban planning regulations. In this regard, the Tenant declares that is aware of the current status of the Plot. As of the date of this Agreement a specific modification (Modificación Puntual) of the Master Plan is being processed by the Landlord (the Specific Modification) by virtue of which the change of use and transformation into an urban land for economic activities will be established.

(C)	The Tenant is interested in leasing the Plot to install elements of a business activity in it, being the Parties related parties, as the Landlord is, on the date of execution of this agreement, the major shareholder of the Tenant

(D)	Being the Landlord interested in leasing the Plot to install elements of a business activity in it, and granting a purchase option to the Tenant over the Plot in the terms included in Clause 10 below, and being the Tenant interested in leasing the Plot to the Landlord, the Parties agree to execute this Lease Agreement over the Plot, in accordance with the following,

CLAUSES

1.	Law applicable to the Agreement

Except as expressly regulated in this Agreement and in all matters not expressly regulated herein, this Agreement shall be governed by the applicable articles of the Spanish Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil).

The titles and headings of the clauses of this Agreement are provided for reference only and shall not affect the meaning or construction of the clauses of the Agreement.

The Parties ratify the content of the Recitals of this Agreement which will have binding nature.

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2.	Purpose

2.1	Purpose of the Agreement

The Landlord hereby leases the Plot to the Tenant, for the rent and subject to the terms and conditions set forth below.

The sole purpose of this Agreement is to lease the Plot in the state in which it is delivered in accordance with the provisions of Clause 3 below, in the state and condition declared under the Whereas of this Agreement for the Tenant to carry out its intended activity and where appropriate obtain the corresponding licences and authorizations.

3.	Object and surface

The Parties agree that the subject matter of the Lease Agreement is solely and exclusively constituted by the full surface of the Plot for the entire Term to install elements of a business activity in it. The Plot’s boundaries and identifiers are those set out in Recital A and in Schedule 1.

4.	Plot segregation

The Landlord undertakes during the Term, referred to in Clause 6.1 below, to not segregate the Plot, without prejudice to Clause 10 below.

5.	Handover of the Plot

5.1	Plot delivery

The Tenant declares to know the condition and status of the Plot. The Plot is delivered on this date, simultaneously with the execution of this Agreement and in its current state and condition (cuerpo cierto) to the Tenant.

5.2	Urban planning modification and urbanization works

As detailed in Whereas B of the Lease Agreement, the Landlord is currently undertaking, with the relevant body, the Specific Modification to transform the Plot into an urban plot of land.

The Landlord will be, and is the Party responsible for the completion of the Plot transformation and execution of the relevant urbanization works. However, the Tenant undertakes to collaborate with the Landlord in all matters related to the urbanization of the Plot, by providing the documentation or information that may be required from time to time.

The Parties agree that a specific term to process the Specific Plan, and the execution of the urbanization works by the Landlord will not be included and expressly agreed, as the fulfilment of these milestones depend on third parties and, in any case, the Agreement enters into force upon its execution.

6.	Lease term

6.1	Term

This Agreement and its provisions shall be fully effective and shall bind the Parties as of the date of its execution, being the lease term applicable as of the date herein (the Commencement Date). In this sense, the Parties agree that the term of the Agreement shall be of three (3) years as from the Commencement Date (the Initial Term) and may by mutual agreement between the Parties, be extended for an additional period of two (2) years (the Extension, and together with the Initial Term, the Term), provided that the Tenant sends a written notice to the Landlord and the latter expressly accepts the Extension in writing. Therefore, the Term will end, provided that the Purchase Option has not been exercised by the Optionee on, or before November 17, 2030 in the terms and conditions provided in Clause 10 below.

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The Parties agree that the Term (the Initial Term and, if exercised, the Extension) is of mandatory compliance for the Parties. During the Extension, all terms and conditions of this Agreement shall remain in full force and effect, and the Purchase Option shall continue to be exercisable in accordance with Clause 10.

Upon termination of the Term and provided that the Purchase Option has not been exercised, the Tenant will return the Plot to the Landlord in accordance with the terms and conditions set under this Agreement. The Parties agree that the civil institution of tacit renewal provided for in Article 1,566 of the Civil Code shall not apply to this Agreement (exclusión de tácita reconducción).

6.2	Termination causes

The Landlord enters into this Agreement taking into consideration the essential nature of the compliance with the Term. The Parties agree, as termination causes, and without prejudice to the Remedy Period (as defined in Clause 15 below) of the Agreement:

(i)	Failure by the Tenant to comply with any of the payment obligations assumed under this Agreement. In particular, the non-payment of the Rent or the expenses that, by virtue of the Agreement, correspond to the Tenant.

(ii)	For loss or damage caused by the Tenant’s wilful misconduct or gross negligence and which in any way affects the Landlord, being the Tenant responsible in any case to hold the Landlord harmless in this regard.

(iii)	The execution of works of any kind and, in particular, construction works over the Plot or the Plot, without prior express written consent by the Landlord.

(iv)	Engaging in illegal, noxious, unhealthy, unwholesome, immoral, or dangerous activities on the Plot.

(v)	Breach of any other material obligation under this Agreement.

Consequently, in the event that the Agreement is early terminated for any reasons attributable to the Tenant before the expiration of the Term, the Landlord will be entitled to receive as compensation for the early termination and breach of the Agreement for causes attributable to the Tenant, the amount of rent remaining to be paid until the end of the Term.

The penalty shall be paid by the Tenant to the Landlord, in full, within a maximum period of fifteen (15) working days from the termination of the Agreement for the cause that gave rise to it, by bank transfer to the account designated by the Landlord for this purpose.

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7.	Licences and authorisations

The Landlord expressly allows the Tenant under this Agreement to request, at its own cost and responsibility, any works licences or authorisations necessary for the construction of an event centre (the Licences and Authorisations).

The Tenant shall apply for and obtain the Licences and Authorisations under its own responsibility and in its own name and on its own behalf, which will include, among other obligations, making applications, modifications and changes and submit projects and relevant technical documentation to the competent authorities. However, the Landlord will (i) share with the Tenant all the required documentation in connection with the Plot; and (ii) collaborate with the Tenant in order for the latter to obtain the Licences and Authorisations.

8.	Construction works

Without prejudice to Clause 7 above, the Tenant shall not carry out any works of any kind on the Plot during the Term without the prior express written consent of the Landlord. Therefore, any work carried out by the Tenant without such consent shall be deemed a breach of this Agreement.

9.	Rent

9.1	Determination

The agreed annual rent applicable to the Plot will be ONE HUNDRED AND FORTY-FOUR THOUSAND EUROS (€ 144,000), plus the applicable Value Added Tax (the VAT), to be paid in monthly instalments of TWELVE THOUSAND EUROS (€ 12,000), plus the applicable VAT (the Rent).

9.2	Accrual and payment of Rent[1]

The Rent shall accrue as from Commencement Date. The Tenant shall pay the Rent monthly in advance to the Landlord within the first five (5) calendar days of each month. The payment of the Rent shall be made by transfer to the bank account with IBAN number ES43 2100 8597 6002 0025 6327 opened with CAIXABANK by the Landlord.

The Landlord shall issue invoices for the amount of the Rent and other items, which the Tenant is obliged to pay in accordance with this Agreement, including the applicable Value Added Tax, and shall present them for payment against the aforementioned current account.

Any change in the entity and/or bank account shall not be effective between the Parties until the Tenant notifies the Landlord by reliable means of the change and the details of the new bank account opened in the Tenant’s name.

9.3	Annual Rent update

The Plot Rent will be subject to annual update, upwards, during the term of the Agreement as of July 1st of each year (the Date of the Update), in accordance with the changes in the Consumer Price Index (the CPI) published by the National Institute of Statistics (the INE), or any other body that could replace it in the future, within twelve (12) months prior to the Date of the Update.

1 GA_P: In order for the Tenant to be exempt from making the required withholdings under the applicable regulations, the Landlord must share with the Tenant, on annual basis, a withholding exemption certificate or other legally required document in order to evidence such exemption. To be noted that the exemption solely applies for leases of urban lands. Therefore, until the urbanization works have finalized, the exemption would not be of application.

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If the CPI is no longer published by the INE or by another body that may have assumed its functions, the CPI will be replaced by the index that substitutes it or, failing that, by other official publications or data that collect the variations in consumer prices in Spain.

Taking into consideration that the CPI necessary for updating the Rent is published after the Date of the Update, the Parties expressly agree to carry out the revision by using the last CPI for a period of twelve (12) months that would have been published by the INE on the Date of the Update. The review performed with the index above is deemed to be fully valid, current and definitive, unless either Party insists on its exact calculation by application of the CPI corresponding to the exact moment of updating the Rent (once said CPI has been published by the INE).

The Landlord’s failure to apply the update on the Date of the Update shall not mean or constitute a waiver of the Rent update.

9.4	Delay in payment: late payment interest

The delay in the fulfilment by the Tenant of any of the payment obligations to which it is bound by this Agreement shall automatically entail, without the need for any prior notice, the accrual of default interest in favour of the Landlord calculated in accordance with the legal interest rate for the period elapsed from the due date of the obligation in question and the effective date of payment.

10.	Purchase option

10.1	Object, price and term

The Seller grants the Optionee, who accepts, an exclusive right of purchase option (at the Optionee’s election) over (i) the entire Plot or (ii) a minimum surface of one hundred thousand square meters (100,000 sqm) of the Plot, with all present and future rights attached to the Plot (the Purchase Option) under the following terms:

(i)	Term: The Purchase Option is granted to the Tenant throughout the full Term agreed under the Lease Agreement. Therefore, the Optionee will be entitled to exercise the Purchase Option at any time during the Term of the Agreement and any agreed extension thereof, in the terms and conditions agreed herein, and in any case no later than sixty (60) days prior to the expiry of such Term (or its extension).

(ii)	Purchase price: The purchase price, provided that the Purchase Option is exercised, shall be determined on a price-per-square-meter basis (€/sqm), being the same € 29.17 per sqm., applied to the surface effectively acquired (the Purchase Price). The Purchase Price shall be payable by the Optionee in favour of the Seller upon transfer of the Plot in favour of the Optionee.

The Parties agree that the amounts paid by the Tenant as Rent in accordance with Clause 3 above will be considered as payments on account of the Purchase Price and, therefore, will be deducted from said Purchase Price at the time of exercising the Purchase Option. On the other hand, the Parties declare and agree that, if the Tenant does not exercise the Purchase Option, the Rent will not be refunded in any case to the Tenant, as the same represents the amount paid by the latter for the use and operation of the Plot during the Term agreed under the Lease Agreement.

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10.2	Exercise of the Purchase Option

The Optionee will notify the Seller of its intention to exercise the Purchase Option in writing and in a reliable manner (the Notification),being enough an email to any address with the [@sportechcadiz.com] domain, within the Term and with, at least, sixty (60) days before the end of the Term.

Upon receipt of the Notification by the Seller, the Parties will formalize the transfer of the Plot in favour of the Optionee in a maximum term of twenty (20) business days following the Notification, at the Notary selected by the Optionee, through the relevant sale and purchase deed (the SPD).

The specific details and address of said Public Notary, as well as the proposed date and time for the granting of the SPD, must be included by the Optionee in the Notification. In the event that the Seller cannot appear before the Public Notary for the granting of the SPD on the day or time proposed by the Optionee, the Parties will agree on an alternative day and time.

The ownership of the Plot in favour of the Optionee, provided that the Purchase Option is exercised, will be effective upon granting of the SPD between the Parties. All the expenses and taxes derived from the granting of the SPD over the Plot and its registration with the Land Registry will be paid according to the relevant Law provisions.

10.3	Purchase Option of the Segregated Plot

If the Purchase Option is exercised over a surface equal to or greater than 100,000 sqm but less than the entire Plot, the Parties shall agree the perimeter to be segregated for the acquired surface. If segregation is not feasible or not duly authorised at completion, the transfer shall be implemented by means of an undivided share (proindiviso) of the Plot equivalent to the acquired surface, without prejudice to carrying out the segregation thereafter when feasible, in accordance with Clause 4.

10.4	Plot transfer taxation

The transfer of the Plot is an operation subject to VAT, in accordance with the provisions contained in Law 37/1992, of 28 December, on Value Added Tax (the VAT Law).

The Parties declare that they are VAT payers and that the Plot is being transferred in the capacity of the Seller’s business, as provided for in Article 4.2 of the VAT Law. In addition, none of the cases of non-liability provided for in Article 7 of the VAT Law is applicable; specifically, the transferred Plot does not constitute an autonomous economic unit, as no organisational, material and/or human resources necessary for the exploitation of the Plot, material and/or human production factors, are transferred to the Optionee, but only isolated assets.

a.	In the event that, at the time the option to purchase the land is exercised, it is considered rural land (finca rústica), the transfer shall be exempt from VAT in accordance with Article 20.1.20 of the VAT Law.

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In this case, the Seller will waive the aforementioned VAT exemption in accordance with Article 20.2 of the VAT Law and Article 8.1 of Royal Decree 1624/1992, of 29 December, approving the Value Added Tax Regulations (the VAT Regulations). To this end:

a.	The Seller declares its status as a taxable person for VAT purposes in accordance with Article 5 of the VAT Law.

b.	The Buyer expressly declares and guarantees to the Seller that:

-	it is recognized as a taxpayer for VAT purposes;

-	it will act in this transaction in the course of its business activity; and

-	it will be entitled to deduct all or part of the VAT paid on the sale.

Considering the above, and in consideration of these declarations, the Seller expressly waives the VAT exemption provided for in Article 20.1.20 of the VAT Law, under the terms of Article 20.2 and Article 8 of its Regulations.

Due to the application of the reverse charge mechanism set out in Article 84.1.2.e), second indent of the VAT Law, the Buyer is not required to pay the Seller any amount for VAT on the land acquisition but must declare this tax in accordance with the legal provisions.

b.	In the event that, at the time the option to purchase the land is exercised, it is considered a developed Plot (finca edificable), it shall not be exempt from VAT, in accordance with the provisions of Article 20.1.20 of the same legal text.

For the purposes of the provisions governing invoicing obligations under the Regulation (approved by Royal Decree 1619/2012 of 30 November), the seller shall issue an invoice to the optionee in accordance with all the requirements of said provision, charging the corresponding VAT.

In any case, in accordance with the above, the transfer of the Plot would be taxed at the general rate of twenty-one percent (21%).

In addition, this transfer is subject to the payment of Transfer Tax and Stamp Tax, in the form of Stamp Tax (AJD), in accordance with the provisions of Article 31.2 of the Consolidated Text of the Law on the Transfer Tax (the Consolidated Text of the ITP-AJD Law), at the standard rate of one point two per cent (1.2%) applicable to the transfer of real estate, in accordance with the provisions of Article 49 of the Law 5/2021, of 20 October, on Taxes Assigned by the Autonomous Community of Andalusia.

10.5	Purchase Option expiration

Upon completion of the Term or early termination of the Lease Agreement for any cause, the Purchase Option will be understood to have been fully expired. If the Purchase Option is not exercised by the Optionee in the terms and conditions agreed herein, the Parties will be subject to Clause 17 of this Agreement, regarding the Plot.

11.	Tenant’s obligations

The Tenant undertakes to:

(a)	Use and maintain the Plot only for the purposes foreseen in Clause 2 above.

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(b)	Comply with all requirements established by any applicable regulations.

(c)	Obtain and maintain, legally in force, at all times all Licenses and Authorisations.

12.	Insurance

The Tenant, simultaneously with the execution of the Lease Agreement subscribes a civil liability insurance to cover the use of the Plot, with a well-known, reliable and solvent insurer, where applicable.

13.	Assignment and subleasing

13.1	The Landlord may freely assign its contractual position as well as the credit rights arising from this Agreement to any third party without the need for the Tenant’s consent. However, in case of assignment of the Lease Agreement by the Landlord, the Parties agree that, prior to the effective assignment, will at the request of the Tenant, register with the Land Registry the Tenant’s Purchase Option. The cost, taxes and any payments derived from the registration will be assumed by the Tenant.

The Tenant will not be able, without the prior express and written consent of the Landlord, to assign this Agreement, or sub-lease the Plot in whole or in part to a third party, nor its contractual position and/or rights or obligations arising out of this Agreement in whole or in part. In addition, the Tenant expressly waives the right to assign rights established by current legislation and similar rights that may be established in the future.

14.	Termination events

14.1	Without prejudice to any other powers of termination referred to in this Agreement, either Party shall be entitled to:

(a)	to terminate it when the other is deemed to have incurred an event that justifies the termination of the Agreement or is in breach of any of its obligations under this Agreement; or

(b)	to compel the breaching Party to fulfil the obligations that are not being met,

(c)	in all cases, to seek compensation for damages suffered and penalties for specific breaches set forth in this Agreement.

14.2	The Landlord will be entitled to terminate the Agreement in case the Tenant breaches any of the material obligations agreed thereunder. In particular, and for clarification purposes, the Landlord will be entitled to early terminate the Agreement for any of the causes included in Clause 6.2 above, without prejudice to the Remedy Period agreed under Clause 14.3 below.

14.3	If any of the parties involved in this Agreement fails to comply with any of the obligations, the non-breaching Party shall notify the other of the alleged breach (the Breach Notice) and give them a period of fifteen (15) calendar days, from receipt of the Breach Notice, to fully rectify said breach (if it is possible to remedy it) (the Remedy Period).

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After such time, if the breach has not been rectified, the complying party may make use of the right to terminate the Agreement, or require compliance, with compensation for damages in both cases and without prejudice to the specific penalties set out in this Agreement.

15.	Sale of the Plot

In the event that the Landlord decides to transfer the Plot, in whole or in part, by any title, the Tenant shall have a preferential right to acquire the latter (the Preferential Right), under the following terms and conditions:

(a)	The Landlord shall notify the Tenant in writing of its intention to transfer the Plot or, as applicable the Segregated Plot, specifying the essential terms and conditions of the proposed transfer. Upon receipt of such notice, the Tenant shall have a period of ten (10) business days to notify the Landlord in writing of its intention to negotiate the acquisition of the Property under the Preferential Right and provide a first price for the acquisition of the Plot or the Segregated Plot, as applicable.

(b)	The Parties shall make their best efforts to reach an agreement on the purchase price and other essential terms of the transfer within the twenty (20) business day period following the Tenant’s notice referred to in Clause 17 above. Only if the Parties are unable to reach such an agreement within this period, they shall jointly appoint one of the independent experts identified in Clause 12 above, to determine the fair market value of the Plot or the Segregated Plot. The independent expert shall be required to issue a written valuation of the sale object within thirty (30) business days of its appointment. The costs of the expert shall be borne equally by both Parties, unless otherwise agreed.

(c)	Upon receipt of the independent expert’s valuation, the Tenant shall have fifteen (15) business days to notify the Landlord in writing whether it accepts the market price and wishes to proceed with the acquisition of the Plot or the Segregated Plot on such terms, together with any other essential terms as may be agreed between the Parties.

(d)	If the Tenant does not accept the market price determined by the independent expert, or if the Parties are unable to agree on the other essential terms of the transaction within fifteen (15) business days following the Tenant’s notice, the Landlord shall be free to transfer the Plot or the Segregated Plot to any third party.

The Parties agree that, in the event the Tenant exercises the pre-emptive acquisition right set forth in this Clause, the Plot or the Segregated Plot shall be transferred free of any charges or encumbrances (understood as being free from any mortgages, mortgage undertakings, liens, tax liabilities, claims, real guarantees, options, rights of first refusal or withdrawal, easements, rights of way or any other type, equitable interests, attachments, or any other third-party rights or restrictions of any kind), except for charges and encumbrances that may be registered within the Land Registry and the Tenant acknowledges.

16.	Expenses and taxes

The expenses, charges and taxes derived from the signing and execution of this Agreement will be borne by the Tenant.

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In this regard, as the Tenant is going to carry out an activity in the Land, as exposed in Clause 2.1, in accordance with the provisions of Article 20.one.23. paragraphs b) b´) of Law 37/1992 of 28 December on VAT, the lease of the Plot for the purpose of installing elements of a business activity on the land is subject to but is not exempted of VAT. The amount of VAT or any other taxes that may replace it must be paid by the Tenant and will be included on the monthly invoice issued by the Landlord for Rent and other items referred to in this Agreement.

In this regard, and by way of example, the Parties agree that regarding the Real Estate Tax (the RET), it shall be fully borne and paid by the Tenant for the entire Plot during the Term.

17.	Notices

17.1	All notices, citations, summons, documents and other communications that may or may be made under this Agreement shall be in writing and made by a Notary or registered mail or email with acknowledgement of receipt (at the option of who sends the communication) to the following addresses:

●	If sent to the Landlord:

For the attention of Mr Manuel Ignacio Díaz Charlo

Address to: C Portugal 2, Pol. Ind. El Trocadero, Puerto Real, 11010

●	If sent to the Tenant:

For the attention of Mr. Joaquín Martín Perles

Address to: Campus “El Madrugador”, Ctra. El Portal A-2002, Km. 1,5, El Puerto de Santa María, 11500, Spain

17.2	The Parties may change their contact details for communication purposes at any time by sending a notification to the other Party in accordance with this Clause.

17.3	The Parties to this Agreement and/or its annexes and their legal representatives mentioned in the header, as well as any other persons acting as partners of the Parties under this Agreement signing this Agreement and/or its annexes, are advised and agree that such professional contact details, as well as those generated during the execution of the contractual relationship, are added into a file, for the purpose of management, development, compliance and control of the contractual relationship as well as shipping and customization of documentation, contacts book and historical maintenance during legally established time lines, and said file is the responsibility of each Party. To the extent that such contact details refer to the name, surname, phone, fax, postal address and email address of individuals who provide services to the Parties, data protection regulations do not apply, without prejudice to which, each Party will communicate to the other, additions or removals, rectifications or changes to the professional contact data of their legal representatives or partners.

18.	Confidentiality

18.1	The Parties undertake to maintain the existence and content of this Agreement as secret and confidential as well as all the information that the Parties have exchanged or may exchange during the Lease Term for the fulfilment of their respective obligations, without prejudice the same has been identified as confidential or not (the Confidential Information) as well as not to disclose said Confidential Information, unless its disclosure is required by law, or to use such Confidential Information other than to fulfil the obligations under this Agreement without the prior written consent of the other Party. Unless otherwise expressly authorized by the Parties, the Confidential Information shall remain confidential indefinitely.

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18.2	An exception to the above is information that the Parties are required to reveal to their shareholders, companies who are members of their group of companies (in the sense of Article 42 of the Spanish Commercial Code), companies in charge of the management of the facilities, to financing entities or to other experts for the study or analysis of any action or potential action in relation to the rights and obligations set out under this Agreement. The disclosure of Confidential Information in any of these scenarios shall be conducted with the inclusion of an obligation to maintain confidentiality over the Confidential Information under terms and conditions that shall be at least similar to the obligation set out in this Clause.

18.3	Notwithstanding the above, the Parties may agree on the content and channels of distribution for a press release on the principal aspects of the lease of the Plot.

19.	Amendments

Any amendment to this Agreement must be made in writing.

The fact that one of the Parties does not require the other to be in strict compliance with its contractual obligations, shall not be considered in any case as a modification or waiver of contractual rights. Any Party may require the other, at any time, to strictly comply with this Agreement.

20.	Entire agreement

The Parties expressly agree that the Agreement supersedes all oral or written agreements executed between the Parties in connection with the subject matter of this Agreement.

21.	Retention of agreement clauses

The declaration of nullity or invalidity of any clause or paragraph of this Agreement by a court or arbitrator shall not affect the validity or effectiveness of the remaining part of the Agreement.

22.	Notarization and registration of the Agreement

At the request of either Party this Agreement may be notarized. The expenses, charges and taxes, where applicable, originating from such notarization and their filing with the Land Registry shall be borne by the requesting Party.

The Parties expressly agree that, at the request of either of them, the Agreement will be registered in the corresponding Land Registry. To this end, the Parties undertake to formalise any public and/or private documents (deeds, amendments, clarifications, etc.) that may be necessary for the proper registration of this Agreement in the Land Registry.

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In addition, and considering that for its registration, the Lease Agreement shall be translated into Spanish language, the Parties agree that the cost of the translation will be borne by the Party that has requested the Lease Agreement Registration.

23.	Applicable law and jurisdiction

The Agreement and the rights and obligations of or relating to the same shall be governed by and interpreted in accordance with the Spanish common law.

For the resolution of any issues that may arise in connection with this Agreement, both Parties submit to the jurisdiction of the Courts and Tribunals of the place where the Plot is located, expressly waiving any other jurisdiction that may correspond to them.

In witness whereof the parties sign this Agreement in two identical counterparts at the place and on the date indicated above.

THE LANDLORD	THE TENANT

/s/ Manuel Ignacio Diaz Charlo	/s/ Joaquin Martin Perles
Mr. Manuel Ignacio Diaz Charlo	Mr. Joaquin Martin Perles
CEO, Sport City Cadiz	CCIRO, Nomadar Corp.

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